AMENDMENT TO

AMENDED AND RESTATED GLOBAL CUSTODY AND FUND ACCOUNTING AGREEMENT

This AMENDMENT, is made and effective as of April 1, 2017 (the “Amendment”), to the AMENDED AND RESTATED GLOBAL CUSTODY AND FUND ACCOUNTING AGREEMENT, dated September 1, 2010 (the “Agreement”), as amended or supplemented from time to time, by each trust listed on Schedule A thereto, severally and for each of its Funds listed on Schedule A attached to the Agreement (each, a “Customer” or a “Fund”) with a place of business at 270 Park Avenue, New York, NY 10017; and JPMORGAN CHASE BANK, N.A. (the “Bank”) with a place of business at 383 Madison Avenue, New York, NY 10179. For other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the Customers and the Bank hereby agree as follows:

1. Amendment. Schedules E and F of the Agreement are each hereby deleted in its entirety and replaced by Schedules E and F attached to this Amendment.

2. Integration/Effect of Amendment. This Amendment and any instruments and agreements delivered pursuant hereto constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersede all prior oral and written communications with respect to the subject matter hereof and thereof. Except as expressly provided herein, no other changes or modifications to the Agreement are intended or implied, and in all other respects the Agreement is hereby specifically ratified, restated and reaffirmed by all parties hereto. To the extent that any provision of the Agreement is inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

3. Counterparts. This Amendment may be executed in any number of counterparts and any such counterpart shall be deemed an original, but all such counterparts shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date set forth above.

Each Trust listed on Schedule A to the Agreement

By:
Name:	Brian Shlissel
Title:	President

JPMORGAN CHASE BANK, N.A.

By:
Name:	John F. Weeda
Title:	Managing Director

SCHEDULE E

Money Market Services

The information in this Schedule E covering the following services for the Money Market Funds listed below:

•	Hourly Amortized Cost Net Asset Value Calculations. The Bank will produce hourly NAVs that are indicative of whether the Fund will maintain an NAV of a dollar per share. These NAV calculations will include any capital stock and/or portfolio trades entered into the fund accounting system, either electronically or manually, prior to the next calculated hourly NAV. The Bank will escalate any NAV difference against the tolerance threshold to the Funds’ administrator based on agreed upon tolerance limits. Any NAVs that break the tolerance threshold will be fully investigated and resolved. The hourly NAVs will only be distributed to the Funds’ Treasury Team.

•	Daily Net Asset Value Calculations. Calculate a daily market value NAV, or “shadow NAV”, using market vendor pricing. The NAV calculations will be validated against agreed upon tolerance thresholds and will be posted on the J.P. Morgan Funds’ website daily.

•	Floating Net Asset Value Calculations. Calculate an official dealing NAV once per day and at such additional times as shall be agreed by Bank , at 4-decimal place precision, using market pricing from applicable vendors as dictated in JPMIMs Pricing Matrix. Income is excluded from all intraday NAV calculations as the funds policy assumes a full distribution of net income on a daily basis. The NAV calculations will be validated against agreed upon tolerance thresholds and will be disseminated to all applicable intermediaries along with being posted to J.P. Morgan Funds’ website at each NAV strike time.

Funds covered by these services:

JPMorgan Trust I

JPMorgan 100% U.S. Treasury Securities Money Market Fund

JPMorgan California Municipal Money Market Fund

JPMorgan Federal Money Market Fund

JPMorgan New York Municipal Money Market Fund

JPMorgan Prime Money Market Fund (*Floating NAV Calculations)

JPMorgan Tax Free Money Market Fund

JPMorgan Current Yield Money Market Fund

JPMorgan Trust II

JPMorgan Liquid Assets Money Market Fund

JPMorgan Michigan Municipal Money Market Fund

JPMorgan Municipal Money Market Fund

JPMorgan Ohio Municipal Money Market Fund

JPMorgan U.S. Government Money Market Fund

JPMorgan U.S. Treasury Plus Money Market Fund

Amended Schedule F to Global Custody and Fund Accounting Amendment

Amended Fee Schedule

Custody

*All Fees in: US Dollars

Safekeeping, Administration and Transaction Charges

Safekeeping and administration charges are applied to the market value of assets held at the end of the billing period. Transaction charges are applied to all securities transactions (including receives/delivers versus payment and free receives/delivers), effected during the billing period. Transaction prices below presume that the Bank receives valid instructions in an electronic format that enables straight-through processing (STP), when applicable; trade instructions that require manual input or repair will incur a surcharge as described below.

Country of Settlement	Safekeeping & Administration	Transactions (Buys/Sells, Receive/Deliver Free)
	Basis Point Fee	Fee per STP Transaction
Argentina	15.00	40.00
Australia	1.75	25.00
Austria	1.50	20.00
Bahrain	30.00	80.00
Bangladesh	30.00	80.00
Belgium	1.50	20.00
Bermuda	15.00	45.00
Botswana	30.00	80.00
Brazil	9.00	40.00
Bulgaria	30.00	75.00
Canada	1.75	15.00
Chile	16.00	45.00
China	16.00	45.00
Colombia	30.00	65.00
Croatia	20.00	45.00
Cyprus	20.00	75.00
Czech Republic	17.00	45.00
Denmark	1.50	25.00
Egypt	15.00	45.00
Estonia	25.00	65.00
Euro CDs	0.15	15.00
Euroclear	0.85	8.00
Finland	1.50	25.00
France	1.00	20.00
Germany	1.00	20.00
Ghana	25.00	80.00

Country of Settlement	Safekeeping & Administration	Transactions (Buys/Sells, Receive/Deliver Free)
	Basis Point Fee	Fee per STP Transaction
Greece	5.00	35.00
Hong Kong	2.00	35.00
Hungary	16.00	45.00
Iceland	20.00	60.00
India	12.00	45.00
Indonesia	10.00	45.00
Ireland	1.50	25.00
Israel	16.00	45.00
Italy	1.50	25.00
Ivory Coast	30.00	80.00
Japan	1.25	8.00
Jordan	30.00	80.00
Kazakhstan	30.00	80.00
Kenya	30.00	80.00
Korea (South)	6.50	30.00
Kuwait	35.00	80.00
Latvia	20.00	65.00
Lebanon	30.00	80.00
Lithuania	25.00	65.00
Luxembourg	3.00	25.00
Malaysia	5.00	40.00
Malta	25.00	65.00
Mauritius	30.00	80.00
Mexico	5.00	35.00
Morocco	30.00	75.00
Namibia	30.00	80.00
Netherlands	1.50	25.00
New Zealand	1.50	25.00
Nigeria	30.00	55.00
Norway	1.50	20.00
Oman	30.00	80.00
Pakistan	30.00	75.00
Peru	25.00	60.00
Philippines	7.00	45.00
Poland	16.00	55.00
Portugal	3.00	30.00
Qatar	35.00	80.00
Romania	30.00	75.00
Russia	15.00	45.00
Singapore	4.00	40.00

Country of Settlement	Safekeeping & Administration	Transactions (Buys/Sells, Receive/Deliver Free)
	Basis Point Fee	Fee per STP Transaction
Slovak Republic	20.00	50.00
Slovenia	25.00	50.00
South Africa	4.00	35.00
Spain	1.50	25.00
Sri Lanka	20.00	65.00
Sweden	1.50	25.00
Switzerland	1.50	25.00
Taiwan	9.00	45.00
Thailand	9.00	35.00
Tunisia	35.00	65.00
Turkey	9.00	50.00
Ukraine	30.00	80.00
United Arab Emirates	30.00	80.00
United Kingdom	0.15	8.00
United States	0.06	2.50
Uruguay	30.00	65.00
Venezuela	25.00	75.00
Vietnam	25.00	65.00
Zambia	30.00	80.00
Zimbabwe	30.00	80.00

U.S. Transaction Fees		Fee per Transaction
Transactions - DTC		2.50
Transactions – Fed Book Entry		2.50
Transactions - Physical/Private Placement		20.00
Pledge - DTC		2.50
Pledge – Fed Book Entry		2.50
Futures/Options		3.00

U.S. Asset Servicing Transaction Fees		Fee per Transaction
Paydowns - Book Entry		5.00
Paydowns - Physical/Private Placement		5.00

Other Transaction or Flat Fees		Fee per Transaction
Checks		7.00
Wires-Incoming		0.00
Wires-Outgoing		3.50
Continuous Linked Settlement Transactions (per leg)		3.50
Interaccount Transfer - Securities (per side)		2.50
Interaccount Transfer - Cash (per side)		3.50

Other Transaction or Flat Fees	Fee per Transaction
Memo Posting *	5.00
Cancelled Trade (in addition to transaction charge)	At Market Rate
Amendments (in addition to transaction charge)	At Market Rate
Manual Instruction Surcharge (in addition to transaction charge) **	20.00
Electronic Non-STP Surcharge (in addition to transaction charge) ***	0.00
Manual Corporate Action Instruction	20.00

*	Memos: This fee is generated when assets that are not custodied or controlled by the Bank are posted to a Fund’s custody account. The fee includes memos that are posted for repo transactions. Other examples may include non-securitized assets that are requested by a Fund to be posted as an asset to the custody record, such as fund of fund positions, derivatives, bank loans or time deposits.
**	Manual Instruction Surcharge: This fee will be generated in addition to standard transaction charges for all faxed instructions sent to the Bank.
***	Electronic Non-STP Surcharge: This fee will be generated in addition to standard transaction charges for all instructions sent to the Bank that failed STP due to Customer’s instruction error.

Overdraft Fees*, **, ***, ****	Overdraft Rate
U.S. Dollar (New York Branch)	Federal Funds Effective + 1.50%
U.S. Dollar (London Branch)	U.S. Overnight Libor + 1.50%
AUD, CAD, EUR, GBP, HKD, NZD and JPY	Overnight Benchmark Rate + 1.50%
All Other Currencies	JPMorgan Institutional Rate (JPMIR)

*	Overdraft fees will be directly debited from the Fund’s custody account unless alternative arrangements have been made.
**	Overdraft rates may be changed upon thirty calendar days’ notice.
***	Overnight Benchmark Rate is overnight rate that is a) publically available b) published on each business day and c) is generally accepted in the industry to be the overnight borrowing rate among financial institutions for such currency. To the extent the Overnight Benchmark is negative (e.g. Euro), the Overdraft rate is calculated assuming the Overnight Benchmark rate is zero.
****	JPMorgan Institutional Rate is a managed rate set by JPMorgan. Rates by currency can be provided on request.

Proxy Voting Services

Proxy Voting Fees	Fee per Transaction
Tier A Markets (see list below)	15.00
Tier B Markets (see list below)	35.00
Tier C Markets (see list below)	60.00

Proxy Voting Market Tiers

Tier A Markets
Australia	Jamaica	South Africa
Bahrain	Japan	South Korea
Bangladesh	Jordan	Spain
Bermuda	Kenya	Sri Lanka
Botswana	Malaysia	Taiwan

Proxy Voting Market Tiers

Tier A Markets
Canada	Malta	Thailand
Chile	Mauritius	Tunisia
China	Mexico	UAE - DFM
Colombia	New Zealand	UAE - ADX
Estonia	Oman	Ukraine
Ghana	New Zealand	United Kingdom
Hong Kong	Pakistan	United States*
India	Philippines	Venezuela
Indonesia	Russia	Vietnam
Ireland	Singapore
Israel	Slovak Republic

*	No charge if the Fund’s adviser or sub-adviser instructs ADP directly

Proxy Voting Market Tiers

Tier B Markets	Tier C Markets
Austria	Argentina	Turkey
Belgium	Brazil	All Other
Clearstream	Bulgaria
Croatia	Cyprus
Czech Republic	Denmark
Euroclear	Egypt
France	Finland
Germany	Iceland
Greece	Latvia
Hungary	Norway
Italy	Peru
Lebanon	Poland
Netherlands	Romania
Portugal	Slovenia
Saudi Arabia	Sweden
Serbia	Switzerland

Class Action Filing Service (Note: Optional Service—Separate agreement is required for the implementation of the service)

Other Transaction Fees	Fee per Transaction
Class Actions (per filing per account)	Negotiated Separately

J.P, Morgan offers a separate value adding service for filing on settled class actions. This service covers settled class actions in United States, Canada and Netherlands. A settled class action is defined as a class action settlement that has been settled and approved by the court or regulator where a participant does not have to ‘opt-in’ prior to the law suit reaching settlement.

Fund Accounting

Money Market Funds*

Asset Tier	Annual Fee (in bps)
Up to 250,000,000,000	0.13
Above 250,000,000,000	0.10

Non-Complex Assets Funds**

Asset Tier	Annual Fee (in bps)
Up to 75,000,000,000	0.25
75,000,000,001 – 100,000,000,000	0.20
Above 100,000,000,000	0.15

Complex Assets Funds**

Asset Tier	Annual Fee (in bps)
Up to 75,000,000,000	0.425
75,000,000,001 – 100,000,000,000	0.40
Above 100,000,000,000	0.35

Minimum Fee***	Annual Fee
Domestic Money Market Funds	15,000.00	Per Fund
Non-Complex Assets Funds	20,000.00	Per Fund
Complex Assets Funds	20,000.00	Per Fund

Flat Fee	Annual Fee
Fund of Funds****	17,500.00	Per Fund
Multi-Manager Funds	Included in Asset Tier fee
Fund Mergers	Included in Asset Tier fee
Daily Money Market Fund NAV Calculations (non-floating NAV funds)*****	15,000.00	Per Fund
Hourly Amortized Cost NAVs for non-floating NAV Money Market Funds for the 9 Money Market Mutual Funds (not subject to minimum fee or fee caps, if any)	5,000.00	Per Fund
Floating NAV support for Money Market Funds (not subject to fee caps, if any. Includes up to 2 additional NAVs)	100,000	Per Fund

Additional Fees	Annual Fee
Additional Share Classes
First 5 Share Class	Included	Per Class
Additional Share Classes	2,000.00	Per Class
Exchange Traded Derivative (ETD) Servicing Fee	Included in Asset Tier fee
Bank Loan Transaction Fee	Included in Asset Tier fee
Bank Loan Servicing Fee	Included in Asset Tier fee

*	A cap on Fund Accounting fees for each Money Market Fund will be set at $1,400,000 per annum. The foregoing fee cap may be adjusted annually during the term of this Fee Agreement upon the request of either party and the parties hereby agree to negotiate diligently and in good faith any such adjustment.

**	Complex Assets Funds are funds whose strategy ‘routinely’ employs one or more of the following instruments types: Bank Loans, Exchange Traded Derivatives or CFD/Portfolio Swaps. The parties will periodically (and not less than annually) review the classification of Non-Complex Funds and Complex Funds.
***	Fund minimums will apply only for Funds that have commenced operations. Startup funds will be charged at a rate of 50% of the greater of the Asset Tier or Fund Minimum fee for a period of 6 months after commencement of operations. Liquidating funds (e.g. funds where daily NAV is not calculated and which remain open pending receipt of outstanding reclaims) will be charged at the rate of 50% of the Fund Minimum fee until accounts are instructed by JPMAM to be closed.)
****	This flat fee applies to Fund of Funds investing exclusively in other J.P. Morgan Funds. For any long term funds investing only in other Funds as part of the overall investment strategy or for Funds of Funds investing in non-JPMAM funds, the tiered pricing for Fund Accounting in the appropriate asset class would apply.
*****	This fee is applied to each Money Market Fund (non-floating NAV) requested to receive daily NAV calculations using market prices, including automated delivery of daily NAV calculations to JPMAM’s TFR platform. Funds pay an additional flat fee of $15,000 for additional service not subject to minimum or fee cap due to additional expense and work provided by Investor Services.

Short Extension Portfolio Services

Service	Description	Annual Fee unless otherwise stated
CFD & Portfolio Swap Accounting (CFD or similar)

Independent record keeping of swap components:

•       Transactions, income, corporate actions and financing

1.        Capture of settlement activity and realization of cash within the Fund segregated between capital and income

2.        Valuation of underlying CFD or Exchange Traded positions

3.        Reconciliation of swap to counterparty

Included in Asset Tier fee

Out-of-pocket and Pass Through Expenses

Recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following*:

•	Custody. Registration/transfer fees will be a pass-through when incurred by Bank. Stamp taxes/duties/script fees will be a pass-through when incurred by Bank. Other pass-through fees include:

•	Account opening fees in the local market(s)

•	Local administrator, legal counsel and tax consultant fees as required

•	Local crossing, transaction, registration and/or depository fees

•	Transportation costs for shipment of physical securities and/or script

•	Translation services, travel and accommodation expenses, legal fee and personal attendance expenses, as required

•	Information, Pricing Benchmarking and other Data Licensed Services. These charges include payments to service providers such as IDC, Reuters, Bloomberg, etc). Archive charges to include storage, transportation, and recalls of archive boxes.

•	Printing/Copying. These charges include expenses associated with printing copying and fax support.

*	Additional fee categories may be added in response to future developments, e.g., when new regulations are enacted that result in additional expense to comply with those regulations.

Third Party Derivatives Processing

Service	Description	Fee
Trade Capture	Transaction (STP) Set up fee - per trade	5.00
	Amendment (STP) fees - per trade	5.00
	Transaction (Non- STP) Set up fee - per trade	75.00
	Amendment (Non-STP) fees - per trade	75.00
Derivatives Processing	Lifecycle Management	1.00 per contract per day
	Counterparty Reconciliations
	Broker Fee Collection

	Vendor Valuation Fee by instrument complexity*	Primary (per day)	Secondary (per day)
Independent Valuations	Vanilla	2.00	1.00
	Moderate	3.50	2.00
	Complex	7.00	5.25

*	Complexity is determined based on vendor classification and is subject to change. Complexity by instrument type can be provided to Customer upon request. Fee is inclusive of vendor (e.g. Markit, Pricing Direct) fee.

Terms and Conditions

Bank’s fees shall remain in place until December 1, 2019 unless otherwise mutually agreed between the parties.

Bank reserves the right to renegotiate its fee schedule at any time, should the Customer’s actual investment portfolio and/or trading activity differ significantly from the assumptions used to develop our fee proposal. The fee schedule may also be amended by mutual agreement of the parties if the Customer’s service requirements change; each party agrees to negotiate, diligently and in good faith, to agree upon new fees for such service requirement changes. Related to Fund Accounting services, bond broker quotes are currently included in the overall Fund Accounting fees. Should there be a significant increase in the use of bond broker quotes, Bank and the Customer agree to revisit this arrangement.

Fees for additional service(s) and/or market(s) added at the request of the Customer while this fee schedule is in effect will be assessed at Bank’s standard price(s), unless an alternative pricing arrangement is agreed upon in advance by the Customer and Bank.

Fees for services not listed on this fee schedule will be provided upon request. Services and activities beyond those performed by J.P. Morgan in the normal course of business will be charged on a quantum meruit basis.

Bank requires invoices to be paid in U.S. Dollars, unless Bank and the Customer have agreed upon alternative payment arrangements in advance of remittance.

Bank will present invoices monthly in arrears, with payment expected via appropriate billing arrangement, unless an alternative billing arrangement is negotiated between the Customer and Bank. All annual fees, including basis point fees, will be pro-rated based on the number of months included in the billing period.

Basis point fee(s), if applicable, will be calculated at the end of the monthly billing period using asset values derived by Bank from data provided by its selected pricing sources. In the event that Bank must rely on the Customer or a portfolio manager or other party(ies) selected by the Customer to provide valuation(s) for the purpose of calculating basis point fee(s), Bank must receive such valuations no later than 30 days after the end of the billing period in a format deemed acceptable by Bank. In the event that Bank does not receive valuations by the required date, Bank will render an invoice using the most recent valuation(s) received for the respective investment(s)/account(s).

Where minimum fees are specified for one or more service categories, if during any billing period total fee(s) for in-scope services in a category are less than the prorated minimum fee for the category, the prorated minimum fee will apply.

Transaction charges, if applicable, are applied to all securities transactions (including receives/delivers vs. payment and free, securities loans, repurchase agreements, redemptions and corporate actions) effected during the billing period. It is assumed that a Customer and its investment adviser will instruct the Bank of trades and other account activity in a mutually agreed electronic format that enables straight-through processing (STP), using the Bank’s proprietary systems, SWIFT messages, direct electronic transmissions or other means deemed acceptable by the Bank. Transaction instructions that require manual input will incur a surcharge.

The fees listed herein are not inclusive of registration fees, stamp duties, taxes, governmental charges, or out-of-pocket expenses, travel expenses and usual disbursements together with VAT, if applicable or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents, and J.P. Morgan may recover such applicable out-of-pocket and/or pass-through expenses incurred in the course of delivering contracted services for the Customer by direct debit from the relevant accounts and/or presenting an invoice each billing period.

Any customized technology projects required to meet the Customer specific requirements, such as non-standard reporting requirements, system interfaces or enhancements, will be billed to the Customer based on the time and materials required to design, develop, test and deliver the project, unless an alternative arrangement is negotiated between the Customer and Bank.

The Customer agrees that the descriptions of services in this Fee Schedule and in any other communication between J.P. Morgan and the Customer are for information purposes only and shall not be legally binding, and the Customer acknowledges that J.P. Morgan shall only have the obligation to perform the services described in the relevant services agreement in accordance with the terms thereof.

Capitalized terms not defined herein shall have the meanings assigned to them in relevant services agreement.

To help in the fight against the funding of terrorism and money laundering activities J.P. Morgan is required along with all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When the Customer opens an account, J.P. Morgan will ask for information that will allow J.P. Morgan to identify the Customer.

The signature below indicates that the undersigned, as a duly authorized representative of the Customer, have reviewed and accept this Fee Schedule, which will, subject to the terms herein, take effect upon the start of provision of the services described herein by J.P. Morgan for the Customer. This Fee Schedule will be attached as a schedule to, and will be incorporated into, the Agreements in effect between the Customer and J.P. Morgan during the term of this Fee Schedule.

The terms and conditions contained herein are proprietary to the Customer and J.P. Morgan, and shall not be disclosed to third parties.